BRYCE CAPITAL FUNDS
(THE “TRUST”)

CODE OF ETHICS FOR PRINCIPAL EXECUTIVE OFFICER,
PRINCIPAL FINANCIAL, OFFICER, PRINCIPAL ACCOUNTING OFFICER
OR CONTROLLER, OR PERSONS PERFORMING SIMILAR FUNCTIONS

I.

Covered Officers/Purpose of the Code

This code of ethics (this “Code”) for the Trust applies to the Trust’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions (collectively, the “Covered Officers” each of whom is set forth in Exhibit A) for the purpose of promoting:

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honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Trust;

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compliance with applicable laws and governmental rules and regulations;

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the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

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accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be Sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

I.

Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

Overview.  A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Trust.  For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in the Trust.

Certain conflicts of interest arise out of the relationships between. Covered Officers and the Trust and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the “Investment Company Act”).  For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Trust because of their status as “affiliated persons” of the Trust.  The Trust’s compliance programs and procedures are designed to prevent, or identify and correct, violations of these provisions.,

Each Covered Officer is an employee of a service provider (“Service Provider”) to the Trust.  Although typically not presenting, an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Trust and the Service Providers of which the Covered Officers are also officers or employees.  As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Trust or for the Service Provider of which the Covered Officer is an employee, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Service Provider and the Trust.  The participation of the Covered Officers in such activities is inherent in the contractual relationship between the. Trust and the Service Provider and is consistent with the performance by the Covered Officers of their duties as officers of the Trust.  Thus, if performed in conformity with the provisions of the Investment Company Act, such activities will be deemed to have been handled ethically.  In addition, it is recognized by the Board of Trustees that the Covered Officers may also be or in the future become officers or employees of one or more other investment companies covered by this or other Codes.

Other conflicts of interest are covered by the Code, even if such. conflicts of interest are riot subject to provisions in the Investment Company Act.  The following list provides examples of conflicts or interest under the Code, but Covered Officers should keep in mind that these examples are not exhaustive.  The overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Trust.

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Each Covered Officer must:

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not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Trust whereby the Covered Officer would benefit personally to the detriment of the Trust.;

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not cause the Trust to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than for the benefit of the Trust; and

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not use material non-public knowledge of portfolio transactions made or contemplated for the Trust to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

There are some conflict of interest situations that: may be discussed with the Trust’s compliance officer, Arnold Sheidlower, (the “Compliance Officer”) if material.  Examples of these include:1

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service as director on the board of any public or private company;

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the receipt of any non-nominal gifts from any person or company with which the Trust has current or prospective business dealings.  For purposes of this Code, “non-nominal” are those gifts in excess of the current National Association of Securities Dealers limit of $100;

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the receipt of any entertainment from any company with which the Trust has current or prospective business dealings, unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

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any ownership interest in, or any consulting or employment relationship with, any of the Trust’s service providers, other than its investment adviser, subadviser, principal underwriter, administrator or any affiliated person thereof and the Service Provider of which such Covered Officer is an employee; and

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a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Trust for effecting portfolio transactions or for selling or repurchasing shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

I.

Disclosure & Compliance

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each Covered Officer should be familiar with the disclosure requirements generally applicable to the Trust;

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each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Trust to others, whether within or outside the Trust, including to the Trust’s trustees and auditors, and to governmental regulators and self-,regulatory organizations;

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each Covered Officer should, to the extent appropriate within his area of responsibility, consult: with other officers and employees of the Trust and the Trust’s adviser or subadviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Trust files with, or submits to, the SEC and in other public communications made by the Trust; and

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it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

I.

Reporting and Accountability

Each Covered Officer must:

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upon adoption of the Code (or thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read, and understands the Code;

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annually thereafter affirm to the Board that he has complied with the requirements of the Code;

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not retaliate against any employee or Covered Officer or their affiliated persons for reports of potential violations that are made in good faith;

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notify the Compliance Officer of the Trust promptly if he knows of any violation of this Code.  Failure to do so is itself a violation of this Code, and

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report at least annually any change in his affiliations from the prior year.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation.  However, notwithstanding the foregoing, the Audit Committee (the “Committee”) is responsible for granting waivers and determining sanctions, as appropriate, and any approvals, interpretations or waivers sought by the Trust’s principal executive officer will be considered by the Committee.

The Trust will follow these procedures in investigating and enforcing this Code:

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the Compliance Officer will take any action he considers appropriate to investigate any actual or potential violations reported to hint;

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if, after such investigation, the Compliance Officer believes that no violation has occurred, the Compliance Officer shall meet with the person reporting the violation for the purposes of informing such person of the reason for not taking action;

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any matter that the Compliance Officer believes is a violation will be reported to the Committee;

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if the Committee concurs that a violation has occurred, it will inform and make a recommendation to the Board, which will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Service Provider of which such Covered Officer is an employee or its board; a recommendation to such Service Provider to dismiss the Covered Officer; or dismissal of the Covered Officer as an officer of the Trust;

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the Committee will be responsible for granting waivers, as appropriate; and

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any changes to or waivers of this Code will, to the extent required, he disclosed as provided by SEC rules.

The Committee, in determining whether waivers should be granted and whether violations have occurred, and the Compliance Officer, in rendering decisions and interpretations and in conducting investigations of potential violations under the Code, may, at their discretion, consult with such other persons as they may determine to be appropriate, including, but not limited to, a senior legal officer of the Trust or its adviser or its subadviser, counsel to the Trust or the Service Provider, independent auditors or other consultants, subject to any requirement to seek pre-approval from the Trust’s Committee for the retention of independent auditors to perform permissible non-audit services.

I.

Waivers

A Covered Officer may request a waiver of any of the provisions of this Code by submitting a written request for such waiver to the Committee setting forth the basis for such request and explaining how the waiver would be consistent with the standards of conduct described herein. The Committee shall review such request and make a determination thereon in writing, which shall be binding.

In determining whether to waive any provisions of this Code, the Committee shall consider whether the proposed waiver is consistent with honest and ethical conduct.

The Compliance Officer shall submit an annual report to the Board regarding waivers granted.

II.

Other Policies and Procedures

This Code shall be the sole code of ethics adopted by the Trust for purposes of Section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to it thereunder. Insofar as other policies or procedures of the Trust, the Trust’s adviser, sub-adviser, principal underwriter, or the Service Providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.  The codes of ethics of the Trust and their investment adviser, subadviser, principal underwriter and Service Providers under Rule 17j-1 under the Investment Company Act are separate requirements applying to the Covered Officers and others, and are not part of this Code.

III.

Amendments

Any amendments to this code, other than amendments to Exhibit A, must be approved or ratified by a majority vote of the Trust’s board, including a majority of independent trustees.

IV.

Confidentiality

All reports and records prepared or maintained pursuant to this, Code will he considered confidential and shall be maintained and protected accordingly.  Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Board and its counsel, the investment adviser and its counsel, the Service Provider of which such Covered Officer is an employee or independent auditors or other consultants referred to in Section IV above.

V.

Internal Use

The Code is intended solely for the internal use by the Trust and does not constitute an admission by or on behalf of any person, as to any fact, circumstance, or legal conclusion.

Date:

June 28, 2004

Exhibit A
(as June 28, 2004)

Principal Executive Officer:  Edmond D. Sheidlower

Principal Accounting Officer: Dennis E. Lohouse

1

Any activity or relationship that would present a conflict for a Covered Officer would likely also present a conflict for the Covered Officer if a member of the Covered Officer’s family engages in such an activity or has such a relationship.